Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 and the six months ended June 30, 2006 are based on historical financial statements of Tucows Inc. and Mailbank.com, Inc. (“Mailbank”) after giving effect to Tucows’s acquisition of Mailbank using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations as if such acquisition had occurred as of January 1, 2005 for pro forma statement of operations purposes.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “ Business Combinations”.  Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined statements of operations, is allocated to the net tangible and intangible assets acquired in connection with the acquisition, based on their fair values. Management used independent third-party sources to assist in calculating the value of identifiable intangible assets. The unaudited pro forma condensed combined statements of operations has been prepared by management for illustrative purposes only and does not include the realization of cost savings from operating efficiencies, revenue synergies or other costs expected to result from the acquisition. The unaudited pro forma condensed combined statements of operations are therefore not necessarily indicative of the condensed consolidated results of operation in future periods that would actually have been realized had Tucows and Mailbank been a combined company during the specified period.

The pro forma adjustments are based on preliminary information available at the time of this document. Final purchase price adjustments may vary materially from the pro forma adjustments presented herein. Certain reclassification adjustments have been made in the presentation of Mailbank’s historical amounts to conform Mailbank’s financial statement basis of presentation to that followed by Tucows. The unaudited pro forma condensed combined statement of operations, including the notes thereto, should be read in conjunction with Tucows’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Report on Form 10-Q/A for the three months ended June 30, 2006, Mailbank’s historical consolidated Financial statements for the year ended December 31, 2005 and for the three months ended March 31, 2006, which are included as Exhibit 99.1 to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six Months Ended June30, 2006

(in thousands, except for number of shares and per share amounts)

	Tucows	Mailbank.com, Inc. (Note 2 (a))	Pro Forma Adjustments (Note 2)		Pro Forma Combined

Net revenues	$30,966	$1,724	$52	(d)	$32,742

Cost of revenues
Cost of revenues	19,994	939	(541	)(b)	20,392
Depreciation of property and equipment	1,194	—	—		1,194
Amortization of intangible assets	77	15	47	(c)	139
Total cost of revenues	21,265	954	(494)		21,725

Gross profit	9,701	770	546		11,017

Expenses:
Sales and marketing	3,031	46	82	(b)	3,159
Technical operations and development	4,412	—	389	(b)	4,801
General and administrative	2,568	953	70	(b)	3,591
Depreciation of property and equipment	82	10	—		92
Amortization of intangible assets	206	—	264	(c)	470
Total expenses	10,299	1,009	805		12,113

Loss from operations	(598)	(239)	(259)		(1,096)

Other income (expenses):
Interest income (expense), net	205	6	(128	)(e)	83
Other income (expenses), net	474	(13)	—		461
Total other income (expenses)	679	(7)	(128)		544

Income (loss) before provision for income taxes	81	(246)	(387)		(552)
Provision for income taxes	12	1	—		13

Net income (loss) for the year	$69	$(247)	$(387)		$(565)

Basic and diluted earnings (loss) per common share	$0.00				$(0.00)

Shares used in computing basic earnings (loss) per common share	72,255,539				75,613,445

Shares used in computing diluted earnings (loss) per common share	74,540,626				77,898,532

See Notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2005

(in thousands, except for number of shares and per share amounts)

	Tucows	Mailbank.com, Inc. (Note 2 (a))	Pro Forma Adjustments (Note 2)		Pro Forma Combined

Net revenues	$48,517	$3,332	$83	(d)	$51,932

Cost of revenues
Cost of revenues	30,645	1,378	(557	)(b)	31,466
Depreciation of property and equipment	418	—	—		418
Amortization of intangible assets	236	85	100	(c)	421
Total cost of revenues	31,299	1,463	(457)		32,305

Gross profit	17,218	1,869	540		19,627

Expenses:
Sales and marketing	4,855	56	96	(b)	5,007
Technical operations and development	5,627	—	331	(b)	5,958
General and administrative	4,346	581	130	(b)	5,057
Depreciation of property and equipment	534	19	—		553
Amortization of intangible assets	—	—	560	(c)	560
Total expenses	15,362	656	1,117		17,135

Income (loss) from operations	1,856	1,213	(577)		2,492

Other income (expenses):
Interest income (expense), net	462	25	(203	)(e)	284
Other income, net	303	49	—		352
Total other income (expenses)	765	74	(203)		636

Income (loss) before provision for income taxes	2,621	1,287	(780)		3,128
Provision for (recovery of) income taxes	(152)	558	—		406

Net income (loss) for the year	$2,773	$729	$(780)		$2,722

Basic and diluted earnings per common share	$0.04				$0.04

Shares used in computing basic earnings per common share	69,077,329				72,673,666

Shares used in computing diluted earnings per common share	72,481,204				76,077,541

See notes to unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1.                Transaction and Basis of Presentation . On June 19, 2006 Tucows Inc. (“Tucows”) completed its previously announced acquisition of Mailbank.com, Inc. (“Mailbank”), a privately held Nevada corporation, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated June 15, 2006.  Mailbank, which does business as NetIdentity, owns a portfolio of surname-based domain names that provide consumers with personalized email and web hosting services as well as a portfolio of premium names which it uses to generate direct navigation revenue. The aggregate amount paid by Tucows for acquiring all of the outstanding capital stock of Mailbank was approximately $17.9 million.

The preliminary purchase price was determined as follows:

(in thousands)
Tucows shares	$2,877
Cash paid – including $622 paid in July 2006	6,707
Two-year promissory note by Tucows	6,000
Six-month promissory note by Tucows	2,123
Acquisition costs	200
Total preliminary purchase price	$17,907

Acquisition costs include Tucows’ estimate of legal and accounting fees and other external costs directly related to the acquisition.

Net assets acquired consist of the following:

(in thousands)
Tangible assets, net of liabilities	$(11)
Intangible assets	17,200
Goodwill	718
Net assets acquired	$17,907

The amount preliminarily allocated to identified intangible assets consists of the following:

(in thousands)	Estimated fair value	Estimated average remaining useful life
Customer and Customer Relationships	$2,800	5 Years
Surname Domain Names	12,100	Indefinite
Direct Navigation Domain Names	2,100	Indefinite
In-house Software	200	2 Years
Total intangible assets	$17,200

Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, Goodwill and other Intangible Assets, goodwill and intangible assets with indefinite useful lives will not be amortized but will instead be tested for impairment annually or more frequently if indicators of potential impairment exist, using a fair-value-based approach. The useful life of an intangible asset with an indefinite life will be reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite will be made on a prospective basis.

A pro forma balance sheet as of June 30, 2006 is not presented since our June 30, 2006 condensed consolidated balance sheet as previously filed with the Securities and Exchange Commission on our quarterly report on Form 10-Q/A for the quarter ended June 30, 2006, reflects the acquisition of Mailbank.

NOTE 2.                Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements have been prepared as if the acquisition of Mailbank had occurred as of January 1, 2005 for pro forma statement of operations purposes, and reflect the following adjustments:

(a)           To include the results of operations of Mailbank from January 1, 2006 to June 19, 2006, the date that

Mailbank was acquired by Tucows. Tucows has included the results of operations of Mailbank for the period from June 20, 2006 to June 30, 2006 in the Tucows historical consolidated financial statements from June 20, 2006 to June 30, 2006.

(b)          To record the reclassification of certain expenses in the presentation of Mailbank’s historical amounts to conform Mailbank’s financial statement basis of presentation to that followed by Tucows.

(c)           To record the amortization of identifiable intangible assets acquired.

(d)          As of the acquisition date, deferred revenues were reduced from $1.9 million to $169,000 in order to adjust deferred revenue to an amount equivalent to the estimated cost plus an appropriate profit margin to perform the services related to the legal performance obligations under Mailbank existing contracts. This adjustment is to record the amortization of the deferred revenue of $169,000.

(e)           To record the decrease in interest income for the period due to the cash payment of $6.7 million related to the acquisition of Mailbank, computed at the average rate of interest earned by Tucows over the same period, and interest expense incurred on the 2 promissory notes payable to Rawleigh H. Ralls IV as the Stockholders’ Representative at rates of 7% and 9% respectively.